Exhibit 99.1

The Buckle, Inc.

2407 W. 24th St. Kearney, NE 68845

P.O. Box 1480 Kearney, NE 68848-1480

phone: 308-236-8491

fax: 308-236-4493

For Immediate Release: August 23, 2024	web: www.buckle.com

Contact:	Thomas B. Heacock, Chief Financial Officer
The Buckle, Inc.
(308) 236-8491

THE BUCKLE, INC. REPORTS SECOND QUARTER NET INCOME

KEARNEY, NE -- (BUSINESS WIRE) -- The Buckle, Inc. (NYSE: BKE) announced today that net income for the fiscal quarter ended August 3, 2024 was $39.3 million, or $0.79 per share ($0.78 per share on a diluted basis).

Net sales for the 13-week fiscal quarter ended August 3, 2024 decreased 3.4 percent to $282.4 million from net sales of $292.4 million for the prior year 13-week fiscal quarter ended July 29, 2023. Comparable store net sales for the 13-week fiscal quarter ended August 3, 2024 decreased 6.6 percent from comparable store net sales for the prior year 13-week period ended August 5, 2023. Online sales decreased 15.2 percent to $37.0 million for the 13-week fiscal quarter ended August 3, 2024, compared to net sales of $43.6 million for the 13-week fiscal quarter ended July 29, 2023.

Net sales for the 26-week fiscal period ended August 3, 2024 decreased 5.3 percent to $544.9 million from net sales of $575.3 million for the prior year 26-week fiscal period ended July 29, 2023. Comparable store net sales for the 26-week period ended August 3, 2024 decreased 7.7 percent from comparable store net sales for the prior year 26-week period ended August 5, 2023. Online sales decreased 14.2 percent to $81.4 million for the 26-week period ended August 3, 2024, compared to net sales of $94.9 million for the 26-week period ended July 29, 2023.

Due to the 53rd week in fiscal 2023, comparable store net sales for the quarter and year-to-date periods are compared to the 13-week and 26-week periods ended August 5, 2023.

Net income for the second quarter of fiscal 2024 was $39.3 million, or $0.79 per share ($0.78 per share on a diluted basis), compared with net income of $45.6 million, or $0.92 per share ($0.92 per share on a diluted basis) for the second quarter of fiscal 2023.

Net income for the 26-week fiscal period ended August 3, 2024 was $74.1 million, or $1.49 per share ($1.48 per share on a diluted basis), compared with net income of $88.6 million, or $1.79 per share ($1.78 per share on a diluted basis) for the 26-week period ended July 29, 2023.

Management will hold a live audio webcast at 10:00 a.m. EDT today to discuss results for the quarter. To register for the live event, please visit https://buckle.zoom.us/webinar/register/WN_wgdrgn2oR764cUMOxJG06g. A replay of the event can be accessed through Buckle’s investor relations website within twenty-four hours after the conclusion of the live event (https://corporate.buckle.com/investors/earnings-webcasts).

About Buckle

Buckle is a specialty retailer focused on delivering exceptional service and style through unforgettable experiences. Offering a curated mix of high-quality, on-trend apparel, accessories, and footwear, Buckle is for those living the styled life. Known as a denim destination, each store carries a wide selection of fits, styles, and finishes from leading denim brands, including the Company’s exclusive brand, BKE. Headquartered in Kearney, Nebraska, Buckle currently operates 440 retail stores in 42 states. As of the end of the fiscal quarter, it operated 440 stores in 42 states compared with 440 stores in 42 states at the end of the second quarter of fiscal 2023.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors which may be beyond the Company’s control. Accordingly, the Company’s future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Such factors include, but are not limited to, those described in the Company’s filings with the Securities and Exchange Commission. The Company does not undertake to publicly update or revise any forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

Note:  News releases and other information on The Buckle, Inc. can be accessed at www.buckle.com.
Financial Tables to Follow

THE BUCKLE, INC.

CONSOLIDATED STATEMENTS OF INCOME
(Amounts in Thousands Except Per Share Amounts)
(Unaudited)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	August 3, 2024	July 29, 2023	August 3, 2024	July 29, 2023

SALES, Net of returns and allowances	$282,392	$292,428	$544,872	$575,262

COST OF SALES (Including buying, distribution, and occupancy costs)	149,858	154,016	291,641	303,593

Gross profit	132,534	138,412	253,231	271,669

OPERATING EXPENSES:
Selling	70,742	68,737	134,468	134,839
General and administrative	13,532	12,914	28,107	26,339
	84,274	81,651	162,575	161,178

INCOME FROM OPERATIONS	48,260	56,761	90,656	110,491

OTHER INCOME, Net	3,733	3,693	7,487	6,832

INCOME BEFORE INCOME TAXES	51,993	60,454	98,143	117,323

INCOME TAX EXPENSE	12,738	14,814	24,045	28,747

NET INCOME	$39,255	$45,640	$74,098	$88,576

EARNINGS PER SHARE:
Basic	$0.79	$0.92	$1.49	$1.79

Diluted	$0.78	$0.92	$1.48	$1.78

Basic weighted average shares	49,854	49,513	49,854	49,513
Diluted weighted average shares	50,221	49,875	50,197	49,868

THE BUCKLE, INC.

CONSOLIDATED BALANCE SHEETS
(Amounts in Thousands Except Share and Per Share Amounts)
(Unaudited)

ASSETS	August 3, 2024	February 3, 2024 (1)	July 29, 2023

CURRENT ASSETS:
Cash and cash equivalents	$287,266	$268,213	$275,583
Short-term investments	21,856	22,210	23,714
Receivables	7,698	8,697	9,675
Inventory	131,418	126,290	136,074
Prepaid expenses and other assets	20,962	18,846	10,181
Total current assets	469,200	444,256	455,227

PROPERTY AND EQUIPMENT	500,236	489,037	475,997
Less accumulated depreciation and amortization	(360,903)	(360,200)	(356,737)
	139,333	128,837	119,260

OPERATING LEASE RIGHT-OF-USE ASSETS	292,194	280,813	251,978
LONG-TERM INVESTMENTS	26,984	24,993	23,616
OTHER ASSETS	12,560	10,911	11,466

Total assets	$940,271	$889,810	$861,547

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$62,820	$45,958	$54,261
Accrued employee compensation	24,478	49,827	22,357
Accrued store operating expenses	26,124	19,067	26,533
Gift certificates redeemable	13,214	16,667	12,960
Current portion of operating lease liabilities	79,583	85,265	80,664
Income taxes payable	—	4,672	—
Total current liabilities	206,219	221,456	196,775

DEFERRED COMPENSATION	26,984	24,993	23,616
NON-CURRENT OPERATING LEASE LIABILITIES	248,424	230,141	204,620
Total liabilities	481,627	476,590	425,011

COMMITMENTS

STOCKHOLDERS’ EQUITY:
Common stock, authorized 100,000,000 shares of $.01 par value; issued and outstanding; 50,773,796 shares at August 3, 2024, 50,445,186 shares at February 3, 2024, and 50,445,926 shares at July 29, 2023	508	504	504
Additional paid-in capital	199,551	192,686	185,921
Retained earnings	258,585	220,030	250,111
Total stockholders’ equity	458,644	413,220	436,536

Total liabilities and stockholders’ equity	$940,271	$889,810	$861,547

(1) Derived from audited financial statements.